U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

China Gate Acquisition Corp. 1
---------------------------------------------
(Exact name of registrant as specified in its charter)

Delaware	27-3828846
---------------------------------	---------------------------------
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

745 E. Valley Blvd. #326
San Gabriel, CA	91776
---------------------------------	---------------------------------
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 589-6866

Facsimile number: (818) 975-5189

Copies to:
David N. Feldman, Esq.
Richardson & Patel LLP
420 Lexington Avenue, Suite 2620
New York, NY 10170
Telephone Number: (212) 869-7000
Facsimile Number: (212) 997-4242

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class	Name of Exchange on which
to be so registered	each class is to be registered

Common Stock, $0.0001	N/A
---------------------------------	---------------------------------

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

EXPLANATORY NOTE

We are voluntarily filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.0001 per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This registration statement is deemed effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Securities Exchange Act of 1934, at which point we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Registrant,” the “Company,” “we,” “our” or “us” means China Gate Acquisition Corp. 1. Our principal place of business is located at 745 E. Valley Blvd. #326, San Gabriel, CA 91776. Our telephone number is (626) 589-6866.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control.  For a discussion of these risks, you should read this entire Registration Statement carefully, especially the risks discussed under the section entitled “Risk Factors.” Although management believes that the assumptions underlying the forward looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements.  In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.
Item 1. Business.

Business Development

China Gate Acquisition Corp. 1 (“we”, “us”, “our”, the "Company" or the "Registrant") was incorporated in the State of Delaware on February 19, 2010. Since inception, the Company has been engaged in organizational efforts and obtaining initial financing.  The Company was formed as a vehicle to pursue a business combination and has made no efforts to identify a possible business combination.  As a result, the Company has not conducted negotiations or entered into a letter of intent concerning any target business. The business purpose of the Company is to seek the acquisition of or merger with, an existing company.  The Company selected September 30 as its fiscal year end.

Business of Issuer

The Company, based on proposed business activities, is a "blank check" company. The U.S. Securities and Exchange Commission (the “SEC”) defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Under SEC Rule 12b-2 under the Exchange Act, the Company also qualifies as a “shell company,” because it has no or nominal assets (other than cash) and no or nominal operations.  As of the date of this filing, the Company has total assets of $5,000 comprised of prepaid expenses and its auditors issued an opinion raising substantial doubt about its ability to continue as a going concern.  Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in our securities, either debt or equity, until we have successfully concluded a business combination. The Company intends to comply with the periodic reporting requirements of the Exchange Act for so long as it is subject to those requirements.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The Company’s principal business objective for the next 12 months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

The analysis of new business opportunities will be undertaken by or under the supervision of the management of the Registrant.  As of this date the Company has not entered into any definitive agreement with any party, nor have there been any specific discussions with any potential business combination candidate regarding business opportunities for the Company.  The Registrant has unrestricted flexibility in seeking, analyzing and participating in potential business opportunities. In its efforts to analyze potential acquisition targets, the Registrant will consider the following kinds of factors:

         (a)                      Potential for growth, indicated by new technology, anticipated market expansion or new products;

         (b)                      Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

         (c)                      Strength and diversity of management, either in place or scheduled for recruitment;

         (d)                      Capital requirements and anticipated availability of required funds, to be provided by the Registrant or from operations, through the sale of additional securities, through joint ventures or similar arrangements or from other sources;

         (e)                      The cost of participation by the Registrant as compared to the perceived tangible and intangible values and potentials;

         (f)                      The extent to which the business opportunity can be advanced;

         (g)                      The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

         (h)                      Other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data. Potentially available business opportunities may occur in many different industries, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex. Due to the Registrant's limited capital available for investigation, the Registrant may not discover or adequately evaluate adverse facts about the opportunity to be acquired. In addition, we will be competing against other entities that possess greater financial, technical and managerial capabilities for identifying and completing business combinations. In evaluating a prospective business combination, we will conduct as extensive a due diligence review of potential targets as possible given the lack of information which may be available regarding private companies, our limited personnel and financial resources and the inexperience of our management with respect to such activities. We expect that our due diligence will encompass, among other things, meetings with the target business’s incumbent management and inspection of its facilities, as necessary, as well as a review of financial and other information which is made available to us. This due diligence review will be conducted either by our management or by unaffiliated third parties we may engage, including but not limited to attorneys, accountants, consultants or such other professionals. At this time, the Company has not specifically identified any third parties that it may engage.  The costs associated with hiring third parties to complete a business combination target may be significant and are difficult to determine as such costs may vary depending on a variety of factors, including the amount of time it takes to complete a business combination, the location of the target company and the size and complexity of the target company. Our limited funds and the lack of full-time management will likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a target business before we consummate a business combination. Management decisions, therefore, will likely be made without detailed feasibility studies, independent analysis, market surveys and the like which, if we had more funds available to us, would be desirable. We will be particularly dependent in making decisions upon information provided by the promoters, owners, sponsors or other associated with the target business seeking our participation.

The time and costs required to select and evaluate a target business and to structure and complete a business combination cannot presently be ascertained with any degree of certainty. The amount of time it takes to complete a business combination, the location of the target company and the size and complexity of the business of the target company are all factors that determine the costs associated with completing a business combination transaction.  The time and costs required to complete a business combination transaction can be ascertained once a business combination target has been identified.  Any costs incurred with respect to evaluation of a prospective business combination that is not ultimately completed will result in a loss to us.

Through information obtained from industry professionals and publications, the Company is aware that there are hundreds of shell companies seeking a business combination target.  As a result, the Company’s management believes the Company is in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are, and will continue to be, an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies that may be desirable target candidates for us. Nearly all these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

Form of Acquisition

The manner in which the Registrant participates in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of the Registrant and the promoters of the opportunity, and the relative negotiating strength of the Registrant and such promoters.

It is likely that the Registrant will acquire its participation in a business opportunity through the issuance of its common stock, par value $.0001 per share (the “Common Stock”) or other securities of the Registrant. Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free" reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code") depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity. If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided under the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity. Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity. This could result in substantial additional dilution to the equity of those who were stockholders of the Registrant prior to such reorganization. The Company does not intend to supply disclosure to shareholders concerning a target company prior to the consummation of a business combination transaction, unless required by applicable law or regulation.  In the event a proposed business combination involves a change in majority of directors of the Company, the Company will file and provide to shareholders a Schedule 14F-1, which shall include, information concerning the target company, as required. The Company will file a current report on Form 8-K, as required, within four business days of a business combination which results in the Company ceasing to be a shell company. This Form 8-K will include complete disclosure of the target company, including audited financial statements.

The present stockholders of the Registrant will likely not have control of a majority of the voting securities of the Registrant following a reorganization transaction. As part of such a transaction, all or a majority of the Registrant's directors may resign and one or more new directors may be appointed without any vote by stockholders.

In the case of an acquisition, the transaction may be accomplished upon the sole determination of management without any vote or approval by stockholders. In the case of a statutory merger or consolidation directly involving the Company, it will likely be necessary to call a stockholders' meeting and obtain the approval of the holders of a majority of the outstanding securities. The necessity to obtain such stockholder approval may result in delay and additional expense in the consummation of any proposed transaction and will also give rise to certain appraisal rights to dissenting stockholders. Most likely, management will seek to structure any such transaction so as not to require stockholder approval.

The Company intends to search for a target for a business combination by contacting various sources including, but not limited to, our affiliates, lenders, investment banking firms, private equity funds, consultants and attorneys. The approximate number of persons or entities that will be contacted is unknown and dependant on whether any opportunities are presented by the sources that we contact.  Our management intends to use its existing business contacts and relationships in order to identify a business combination target for us.  It is anticipated that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys and others. The costs that will be incurred are difficult to determine at this time as the costs are expected to be tied to the amount of time it takes to identify and complete a business combination transaction as well as the specific factors related to the business combination target hat is chosen, including such factors as the location, size and complexity of the business of the target company.  If a decision is made not to participate in a specific business opportunity, the costs theretofore incurred in the related investigation might not be recoverable. Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to the Registrant of the related costs incurred.  The Company has not established a timeline with respect to the identification of a business combination target.

We presently have no employees apart from our management. Our sole officer and directors are engaged in outside business activities and are employed on a full-time basis by another entity.  Our management will be dividing its time amongst the Company and the other companies for which they are employed. Our sole officer and directors anticipate that they will devote very limited time to our business until the acquisition of a successful business opportunity has been identified. The specific amount of time that management will devote to the Company may vary from week to week or even day to day, and therefore the specific amount of time that management will devote to the Company on a weekly basis cannot be ascertained with any level of certainty. In all cases, management intends to spend as much time as is necessary to exercise its fiduciary duties as officers and directors of the Company and believe that they will be able to devote the amount of time required to consummate a business combination transaction as necessary.

We expect no significant changes in the number of our employees other than such changes, if any, incident to a business combination.

Item 1A. Risk Factors.

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, the Company is not required to provide this information.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. Our principal business objective for the next 12 months and beyond will be to achieve long-term growth potential through a combination with a business rather than immediate short-term earnings. The Company will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

The Company does not currently engage in any business activities that provide cash flow. The costs of investigating and analyzing business combinations for the next 12 months and beyond will be paid with amounts to be loaned to or invested in us by our stockholders, management or other investors.

During the next 12 months we anticipate incurring costs related to:

(i)	filing of Exchange Act reports, and
(ii)	investigating, analyzing and consummating an acquisition.

We believe we will be able to meet these costs through additional amounts, as necessary, to be advanced, loaned by or invested in us by our stockholders, management or other investors. As of September 30, 2010 the Company had no cash in its treasury and total assets of $5,000 consisting exclusively of prepaid expenses. We currently have no agreements or specific arrangements in place with our stockholders, management or other investors, however, our management and certain stockholders have indicated an intention to advance funds to the Company as needed in order to cover costs related to the Company’s Exchange Act filing requirements and investigating, analyzing and consummating an acquisition.  There are no assurances that such funds will be advanced or that the Company will be able to secure any additional funding as needed. Our ability to continue is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due.  Our ability to continue as a going concern is also dependent on our ability to find a suitable target company and enter into a possible reverse merger with such company.  Management’s plan includes obtaining additional funds by equity financing through a reverse merger transaction and/or related party advances; however, there is no assurance of additional funding being available.

The Company is in the development stage and has not earned any revenues from operations to date. In the next 12 months we expect to incur expenses of approximately $30,000 for legal, accounting, audit, and other professional service fees incurred in relation to the Company’s Exchange Act filing requirements.  The costs related to the acquisition of a business combination target company are dependent on a variety of factors including, but not limited to, the amount of time it takes to complete a business combination, the location of the target company, and the size and complexity of the business of the target company.  Therefore, we believe such costs are unascertainable until the Company indentifies a business combination target. These conditions raise substantial doubt about our ability to continue as a going concern. The Company is currently devoting its efforts to locating merger candidates.  The Company's ability to continue as a going concern is dependent upon our ability to develop additional sources of capital, locate and complete a merger with another company, and ultimately, achieve profitable operations.

The Company may consider a business which has recently commenced operations, is a developing company in need of additional funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital, but which desires to establish a public trading market for its shares, while avoiding, among other things, the time delays, significant expense, and loss of voting control which may occur in a public offering.

Our officer and directors have not had any preliminary contact or discussions with any representative of any other entity regarding a business combination with us. Any target business that is selected may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of sales or earnings. In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks inherent in a particular target business, there can be no assurance that we will properly ascertain or assess all significant risks.

Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax-free reorganization. This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

The Company anticipates that the selection of a business combination will be complex and extremely risky. Through information obtained from industry professional and publications and as a result of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking even the limited additional capital which we will have and/or the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions, joint ventures and the like through the issuance of stock. Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

We do not currently intend to retain any entity to act as a “finder” to identify and analyze the merits of potential target businesses.  We have not established a specific timeline nor have we created a specific plan to identify an acquisition target and consummate a business combination. We expect that our management, through its various contacts and its affiliations with other entities, will locate a business combination target.  We expect that funds in the amount of approximately $30,000 will be required in order for the Company to satisfy its Exchange Act reporting requirements, in addition to any other funds that will be required in order to complete a business combination.  Such funds can only be estimated upon identifying a business combination target. Our management and certain stockholders have indicated an intent to advance funds on behalf of the Company as needed in order to accomplish its business plan and comply with its Exchange Act reporting requirements, however, there are no agreements in effect between the Company and our management and its stockholders.  Therefore, there are no assurances that the Company will be able to obtain the required financing as needed in order to consummate a business combination transaction.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Item 3. Properties.

The Company neither rents nor owns any properties. The Company utilizes the office space and equipment of its management at a nominal charge. Management estimates such amounts to be immaterial. The Company currently has no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of November 9, 2010, the number of shares of Common Stock owned of record and beneficially by (i) each stockholder known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all of our current executive officers and directors as a group.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
China Gate Technology Co. Ltd.
3F, No. 11, Lane 102, Sec. 1, An-Ho Road
Taipei, Taiwan 19680

Plato Star Group Limited
Suite 2-901, Building 5, Beichen Green Garden
Beiyuan Road, Chaoyang District
Beijing, China 100107

	3,675,000 3,675,000	49% 49%
Chi Wu (1) 745 E. Valley Blvd. # 326 San Gabriel, CA 91776 Ko-Hung Wang (3) No. 11, Lane 102, Sec. 1, An-Ho Road Taipei, Taiwan 10685	3,750,000 (2) 3,750,000 (4)	50% 50%
All Officers and Directors as a group (2 individuals)	7,500,000	100%
-----------
(1)	Chi Wu serves as President, Secretary, and Director of the Company.
(2)
Represents 75,000 shares of Common Stock owned of record by Chi Wu and 3,675,000 shares of Common Stock owned of record by Plato Star Group Limited. As principal of Plato Star Group Limited, Chi Wu may be deemed to beneficially own the shares of Common Stock owned of record by Plato Star Group Limited.

(3)	Ko-Hung Wang serves as Director of the Company.
(4)
Represents 75,000 shares of Common Stock owned of record by Ko-Hung Wang and 3,675,000   shares of Common Stock owned of record by China Gate Technology Co. Ltd. As principal of China Gate Technology Co. Ltd., Ko-Hung Wang may be deemed to beneficially own the shares of Common Stock owned of record by China Gate Technology Co. Ltd.

Item 5. Directors and Executive Officers.

(a)  Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position

Chi Wu	47	President, Secretary, and Director
Ko-Hung Wang	51	Director

Chi Wu, the Company’s President, Secretary, and Director since inception, has served as the President of CBC Consulting Inc., a consulting company specializing in emerging energy technology entities seeking reverse mergers or alternative public offerings since December 2007. Prior to joining CBC Consulting Inc., from July 2004 until November 2007, Mr. Wu served as CEO and President of Premier Optoelectronics Inc., a research and manufacturing company formed in China. Mr. Wu also served as various senior research and technical management position including VP of Research and Development and VP of Marketing and Sales for Nortel Networks, in Canada, NASA-Jet Propulsion Lab at California Institute of Technology and SWT Optical Communications in China.  Mr. Wu has served as a consultant to the Department of Information Technology of Fujian Province, Director of Joint Research Lab of Institute of Semiconductors of Chinese Academy of Sciences and Premier Optoelectronics. Mr. Wu also served as a managing director of PolyFuel Inc, and VIASPACE Inc., entities that specialized in the development of fuel cells and bio-mass as alternative energy. He received his Ph.D. degree in the field of electrical and computer engineering from University of Toronto, Canada in 1995. He received his M.Sc. degree from Chinese Academy of Sciences in Beijing, China in 1986 and his B.Sc. degree from Shandong University in 1982. Mr. Wu’s past experience in the reverse merger industry will be beneficial to the Company as it seeks a business combination target.

Ko-Hung Wang, Executive Technology Advisor and Director, is currently the CEO and Technology Advisor of China Gate Technology Co., a technical consulting company. Mr. Wang has served in these positions since January 2008. Prior to joining China Gate Technology Co., from 1997 until 2002, Mr. Wang worked in the design and buying department of Brunswick Inc., a purchase and design company. Mr. Wang received his B.S. in Mechanical Engineering from TA-Ha Technology Institute of Taiwan. Mr. Wang’s business contacts and experience will be beneficial to the Company as it seeks a reverse merger target.

(b)  Significant Employees.

None.

(c)  Family Relationships.

None.

(d)  Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Registrant during the past five years.

(e)  Prior Blank Check Company Experience.

As indicated below, our management also serves as officers and directors of:

Name	Filing Date of Registration Statement	Operating Status	SEC File Number	Pending Business Combinations	Additional Information
Plato Star Acquisition Corp. 1	November 9, 2010	Pending Effectiveness	Unknown Filed today.	None.	Messrs. Wu and Wang have been principals of these companies since inception.

CBC Acquisition Corp. 1	November 9, 2010	Pending Effectiveness	Unknown Filed today.	None.	Messrs. Wu and Wang have been principals of these companies since inception.

Item 6. Executive Compensation.

The following table sets forth the cash and other compensation paid by the Company to its President and all other executive officers and directors during the fiscal year ended September 30, 2010 and through the date of this filing.

Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total

Chi Wu President, Secretary and Director	2010	-	-	-	-	-

Ko-Hung Wang Secretary	2010	-	-	-	-	-

The following compensation discussion addresses all compensation awarded to, earned by, or paid to the Company’s named executive officers. The Company's officer and directors have not received any cash or other compensation since inception. They will not receive any compensation until the consummation of an acquisition.  No compensation of any nature has been paid  on account of services rendered by a director in such capacity. Our officer and directors intend to devote very limited time to our affairs.

It is possible that, after the Company successfully consummates a business combination with an unaffiliated entity, that entity may desire to employ or retain members of our management for the purposes of providing services to the surviving entity.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

There are no understandings or agreements regarding compensation our management will receive after a business combination.

The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officers and directors until such time that the Company completes a reverse merger or business combination.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Relationships and Related Transactions

On February 19, 2010, the Company offered and sold an aggregate of 7,500,000 shares of Common Stock to China Gate Technology Co. Ltd., Plato Star Group Limited, Chi Wu, and Ko-Hung Wang for an aggregate purchase price equal to $750, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”).  The shares owned by China Gate Technology Co. Ltd., Plato Star Group Limited, Chi Wu, and Ko-Hung Wang represent all of the issued and outstanding shares of capital stock of the Company. Chi Wu, our President, Secretary and Director, is also a principal of Plato Star Group Limited and may be deemed to beneficially own the shares of Common Stock held of record by Plato Star Group Limited. Ko-Hung Wang, our Director, is also a principal of China Gate Technology Co. Ltd. and may be deemed to beneficially own the shares of Common Stock held of record by Plato Star Group Limited. The Company sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.  The Common Stock Purchase Agreements are attached hereto as Exhibits 10.1., 10.2, 10.3 and 10.4.

Promoters and Certain Control Persons

Certain fees and expenses related to the formation of the Company and the professional fees and expenses associated with the preparation and the filing of the Company’s registration statement on Form 10 have been advanced to the Company by our stockholders.  As a result, each of such stockholders which participated in the founding and organizing of the Company may be deemed to be a promoter of the Company.

Director Independence

Our Common Stock is not quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our board of directors be independent and therefore, the Company is not subject to any director independence requirements. Under NASDAQ Rule 5605(a)(2)(A), a director is not considered to be independent if he or she also is an executive officer or employee of the corporation.  Under such definition our sole officer and director, Chi Wu, would not be considered an independent director. However, our other director, Ko-Hung Wang, would be considered an independent director.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

Item 8. Legal Proceedings.

There are presently no material pending legal proceedings to which the Company, any of its subsidiaries, any executive officer, any owner of record or beneficially of more than five percent of any class of voting securities is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(a) Market Information.

The Common Stock is not trading on any stock exchange. The Company is not aware of any market activity in its Common Stock since its inception through the date of this filing.

(b) Holders.

As of November 9, 2010, there were four record holders of 7,500,000 shares of the Common Stock issued and outstanding.

(c) Dividends.

The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

Item 10. Recent Sales of Unregistered Securities.

On February 19, 2010, the Company offered and sold an aggregate of 7,500,000 shares of Common Stock to China Gate Technology Co. Ltd., Plato Star Group Limited, Chi Wu, and Ko-Hung Wang, for an aggregate purchase price equal to $750, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”), The Company sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act.  A form of the Common Stock Purchase Agreement is attached hereto as Exhibits 10.1., 10.2, 10.3 and 10.4.

No securities have been issued for services. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued.

Item 11. Description of Registrant’s Securities to be Registered.

(a) Capital Stock.

The Company is authorized by its Certificate of Incorporation to issue 110,000,000 shares of capital stock, of which 100,000,000 are shares of Common Stock and 10,000,000 are shares of Preferred Stock. As of November 9, 2010, 7,500,000 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available.  In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

(b) Debt Securities.

None.

(c)  Warrants.

None.

(d) Other Securities to Be Registered.

None.

Item 12. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

• any breach of the director's duty of loyalty to the corporation or its stockholders;
• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• payments of unlawful dividends or unlawful stock repurchases or redemptions; or
• any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 13.  Financial Statements and Supplementary Data.

We set forth below a list of our audited financial statements included in this Registration Statement on Form 10.

Statement	Page*

Index to Financial Statements	F-1

Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of September 30, 2010	F-3

Statements of Operations for the Period from February 19, 2010 (Inception) to September 30, 2010	F-4

Statement of Changes in Stockholder’s Equity for the Period from February 19, 2010 (Inception) to September 30, 2010	F-5

Statements of Cash Flows for the Period from February 19, 2010 (Inception) to September 30, 2010	F-6

Notes to Financial Statements	F-7 - F-8

--------------- *Page F-1 follows page 15 to this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements.

The financial statements included in this Registration Statement on Form 10 are listed in Item 13 and commence following page 15.

(b) Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation

3.2	By-Laws

10.1	Common Stock Purchase Agreement by and between the Company and China Gate Technology Co. Ltd., dated February 19, 2010

10.2	Common Stock Purchase Agreement by and between the Company and Plato Star Group Limited, dated February 19, 2010

10.3	Common Stock Purchase Agreement by and between the Company and Chi Wu, dated February 19, 2010

10.4	Common Stock Purchase Agreement by and between the Company and Ko-Hung Wang, dated February 19, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CHINA GATE ACQUISITION CORP. 1

Date: November 9, 2010	By:	/s/ Chi Wu
Name : Chi Wu
Title : President

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
China Gate Acquisition Corp. 1

We have audited the accompanying balance sheet of China Gate Acquisition Corp. 1 (a development Stage Company) as of September 30, 2010, and the related statements of operations, stockholders’ deficit and cash flows for the period from inception (February 19, 2010) to September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Gate Acquisition Corp. 1 (a Development Stage Company) as of September 30, 2010, and the results of its operations and its cash flows for the period from inception (February 19, 2010) to September 30, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Goldman Kurland and Mohidin, LLP
Goldman Kurland and Mohidin, LLP
Encino, California
November 9, 2010

CHINA GATE ACQUISITION CORP 1
(A Development Stage Company)
BALANCE SHEET
As of September 30, 2010

Assets
Other Assets
Prepaid Expense	$5,000
Total assets	$5,000

Liabilities and Stockholders' Deficit
Current Liability
Accounts Payable	$750
Total Current Liability	750
Long Term Liabilities
Advances from Related Party	10,802
Total Liabilities	11,552

Stockholders' deficit
Preferred Stock, $0.0001 par, 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common Stock, $0.0001 par, 100,000,000 shares authorized, 7,500,000 shares issued and outstanding	750
Deficit accumulated during development stage	(7,302)
Total Stockholders' deficit	(6,552)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,000

The accompany notes are an integral part of these financial statements.

CHINA GATE ACQUISITION CORP 1
(A Development Stage Company)
STATEMENT OF OPERATIONS
From Inception February 19, 2010 To September 30, 2010

Expenses
Filing Fees	$402
Accounting Fees	1,900
Legal Fees	5,000

Net loss	$7,302

Weighted average number of common shares outstanding-basic and diluted	7,500,000
Net loss per share-basic and diluted	$(0.0010)

The accompany notes are an integral part of these financial statements.

CHINA GATE ACQUISITION CORP.1
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' DEFICIT
From Inception February 19, 2010 to September 30, 2010

			Accumulated Deficit
	Common		During the
	Shares	Amount	Development Stage	Total

Founders' Shares	7,500,000	$750	$-	$750
Net Loss	-	-	(7,302)	(7,302)
Balance, Sept 30, 2010	7,500,000	$750	$(7,302)	$(6,552)

The accompany notes are an integral part of these financial statements.

CHINA GATE ACQUISITION CORP 1
(A Development Stage Company)
STATEMENT OF CASH FLOW
From Inception February 19, 2010 to September 30, 2010

Operating activities
Net loss	$(7,302)
Adjustment to reconcile net loss to net cash
used by operating activities:
Change in operating assets and liabilities:
Increase in prepaid expense	(5,000)
Increase in accounts payable	750
Net cash used in operating activities	(11,552)

Financing activities
Proceeds from sale of common shares	750
Net Advances from Related Party	10,802
Net cash provided in financing activities	11,552

Net change in cash	-
Cash at beginning period	-
Cash at end of period	$-

The accompany notes are an integral part of these financial statements.

China Gate Acquisition Corp. 1
(A Development Stage Company)
Notes to Financial Statements
September 30, 2010

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Operations

China Gate Acquisition Corp. 1 (“The Company”) was organized on February 19th, 2010 as a Delaware corporation with fiscal year ending September 30.  The Company is a shell with no business activity whose purpose is to seek out and attract partners for possible merger or acquisition.

Development Stage Activities

The Company is presently in the development stage with no revenue. Accordingly, all of the Company’s operating results and cash flows reported in the accompanying financial statements are considered to be those arising from the development stage activities and represent the ‘cumulative from inception’ amounts from its development stage activities reported pursuant to FASB Accounting Standards Codification (“ASC”) 915-10-05, Development Stage Entities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers deposits that can be redeemed on demand and investments that have original maturities of less than three months, when purchased, to be cash equivalents.

Income Taxes

The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently Issued and Newly Adopted Accounting Pronouncements

The Company adopted ASC 855, Subsequent Events (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date – that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial condition.

The Company adopted FASB ASU No. 2009-05, Fair Value Measurement and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted market price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required for Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s results of operations or financial condition.

Note 2 – Going Concern

The Company is a development stage company and has incurred net loss of $7,302 since inception (February 19, 2010). The accompanying financial statements were prepared in conformity with US GAAP, which contemplates continuation of the Company as a going concern and depends upon the Company’s ability to establish itself as a profitable business. Due to the start-up nature of the Company, the Company expects to incur additional losses in the immediate future. To date, the Company’s cash flow requirements have been primarily met through advances from shareholders. The financial statements do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.

Note 3 – Common Stock and Preferred Stock

The Company has authority to issue 110,000,000 shares of capital stock. These shares are divided into two classes with one hundred million (100,000,000) shares designated as common stock at $0.0001 par value and ten million (10,000,000) shares designated as preferred stock at $0.0001 par value.

As of September 30, 2010, the Company issued 7,500,000 common shares for $750 at par value of $0.0001. Total proceeds were used to pay advances from related party.

NOTE 4 – RELATED PARTY

One of the Company’s shareholder advanced funds to the Company for legal, audit, filing fees, general office administration, and cash needs.